                                                                     EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                        SATILLA FINANCIAL SERVICES, INC.


                                    ARTICLE I
                                      NAME

         The name of the Corporation shall be "SATILLA FINANCIAL SERVICES, INC." (the "Corporation").


                                   ARTICLE II
                                AUTHORIZED SHARES

         SECTION 2.1. The Corporation shall have the authority to issue not more than 2,000,000 shares of common voting stock ("Common Stock" or "Shares"), par value $.01 per share, and 500,000 shares of preferred stock ("Preferred Stock," and, together with the Common Stock, the "Corporation Stock"), par value $.01 per share.

         SECTION 2.2. The shares of Common Stock shall have unlimited voting rights and shall be entitled, subject to any preferences of any Preferred Stock then outstanding, to receive the net assets of the Corporation upon dissolution.

         SECTION 2.3. Shares of Preferred Stock may be issued for any purpose and in any manner permitted by law, in one or more distinctly designated series, as a dividend or for such consideration as the Corporation's Board of Directors may determine by resolution or resolutions from time to time adopted.

         Subject to the provisions of these Articles of Incorporation and to the provisions of the Georgia Business Corporation Code, as amended (the "Corporation Code"), the Board of Directors is expressly authorized to fix and state, by resolution or resolutions from time to time adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, voting powers (if any), preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

                  (1) The distinctive designation and number of shares of Preferred Stock which shall constitute a series, which number may from time to time be increased or decreased (but not below the number of shares of such series then outstanding), by like action of the Board of Directors;

                  (2) The rate or rates and times at which dividends, if any, shall be paid on each series of Preferred Stock, whether such dividends shall be cumulative or non-cumulative, the extent of the preference, subordination or other relationship to dividends declared or paid, or any other amounts paid or distributed upon, or in respect of, any other class or series of Preferred Stock or other Corporation Stock;

                  (3) Redemption provisions, if any, including whether or not shares of any series may be redeemed by the Corporation or by the holders of such series of Preferred Stock, or by either, and if redeemable, the redemption price or prices, redemption rate or rates, and such adjustments to such redemption price(s) or rate(s) as may be determined, the manner and time or times at which, and the terms and conditions upon which, shares of such series may be redeemed;

                  (4) Conversion, exchange, purchase or other privileges, if any, to acquire shares of Corporation Stock of any class or series, whether at the option of the Corporation or of the holder, and if subject to conversion, exchange, purchase or similar privileges, the conversion, exchange, or purchase prices or rates and such adjustments thereto as may be determined, the manner and time or times at which such privileges may be exercised, and the terms and conditions of such conversion, exchange, purchase or other privilege;

                  (5) The rights, including the amount or amounts, if any, of preferential or other payments to which holders of any series are entitled upon the dissolution, winding up, voluntary or involuntary liquidation, distribution, or sale or lease of all or substantially all assets of the Corporation; and

                   (6) The terms of the sinking fund, retirement, redemption or purchase account, if any, to be provided for such series and the priority, if any, to which any funds or payments allocated therefor shall have over the payment of dividends, or over sinking fund, retirement, redemption, purchase account or other payments on, or distributions in respect of, other series of Preferred Stock or other classes of Corporation Stock.

         All shares of the same series of Preferred Stock shall be identical in all respects, except there may be different dates from which dividends, if any, thereon may cumulate, if made cumulative.

         Issued shares of any series of Preferred Stock which are acquired by the Corporation may, as provided by Board of Directors' resolution or resolutions and applicable law, be returned to authorized but unissued Preferred Stock, either of the same or of a different series, or undesignated as to series, and thereafter reissued. In the event the number of shares of any series of Preferred Stock is decreased, the Board of Directors may by resolution cause the shares representing such decrease to be designated or undesignated as to series.

         SECTION 2.4. Dividends upon all classes and series of Shares, including, without limitation, Preferred Stock and Common Stock, shall be payable only when, as and if declared by the Board of Directors from funds lawfully available therefor, which funds shall include, without limitation, the Corporation's capital surplus. Dividends upon any class or series of Corporation Stock may be paid in cash, property, or Shares of any class or series or other securities or evidences of indebtedness of the Corporation or any other issuer, as may be determined by resolution or resolutions of the Board of Directors.

                                   ARTICLE III
                                PURPOSE AND POWER

         The nature of the Corporation's business, and its objects, purposes and powers are as follows:

         SECTION 3.1. To purchase or otherwise acquire, to own, and to hold the stock of banks and other corporations, and to do every act and thing covered generally by the denominations "holding corporation" and "bank holding company," and especially to direct the operations of other corporations through the ownership of stock therein;

         SECTION 3.2. To purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge, hypothecate or otherwise transfer or dispose of stock, scrip, warrants, rights, bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of any state, or any bonds or evidences of indebtedness of the United States or any state, district, territory, dependency or county or subdivision or municipality thereof, and to issue and exchange therefor cash, capital stock, bonds, notes or other securities, evidences of indebtedness, or obligations of the Corporation and while the owner thereof to exercise all rights, powers, and privileges of ownership, including the right to vote on any shares of stock, voting trust certificates or other instruments so owned; and

         SECTION 3.3. To transact any business, to engage in any lawful act or activity, and to exercise all powers that may now or hereafter be permitted to corporations by the Corporation Code.

The enumeration herein of the objects and purposes of the Corporation shall not be deemed to exclude or in any way limit by inference any powers, objects, or purposes which the Corporation is empowered to exercise, whether expressly by purpose, or by any of the laws of the State of Georgia or any reasonable construction of such laws.

                                   ARTICLE IV
                              CORPORATE GOVERNANCE

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of the Board of Directors and shareholders:

         SECTION 4.1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         SECTION 4.2. The Board of Directors shall consist of not less than five
(5) nor more than twenty-one (21) directors. The exact number of directors shall be fixed and determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. The initial Board of Directors shall consist of thirteen (13) members, each of whose name and address are as follow:


                                 Robert T. Baird
                             116 Temple Terrace Road
                               Woodbine, GA 31569

                                Rodney E. Bennett
                                Route 3, Box 3536
                               Folkston, GA 31537

                                Walter A. Bennett
                               1739 Regatta Drive
                             Amelia Island, FL 32034

                               Richard L. Brandon
                               522 Cardinal Circle
                               St. Marys, GA 31558

                                 Marshall A. Ham
                                  P.O. Box 342
                                Nahunta, GA 31553

                                 Cecily A. Hill
                                379 Moechel Place
                               St. Marys, GA 31558

                                  David L. Knox
                             712 Cinnamon Fern Trail
                               St. Marys, GA 31558

                                  Wayne E. Knox
                                305 Commons Road
                                  SSI, GA 31522

                                Sheila A. Meadows
                                389 Moechel Place
                               St. Marys, GA 31558

                                Bill F. Raulerson
                               3789 Pond View Lane
                              Blackshear, GA 31516

                                  Steve E. Rawl
                               65 Honey Creek Lane
                                Waverly, GA 31565

                                Mary F. Slaughter
                                  P.O. Box 453
                              Waynesville, GA 31566

                              Curtis J. Tumlin, III
                                  P.O. Box 452
                                Nahunta, GA 31553

         SECTION 4.3. Directors shall serve until the expiration of their term and until their successors have been elected and qualified, subject to the director's prior death, resignation, disqualification or removal from office. Any vacancy on the Board of Directors that results from a newly created directorship, and any other vacancy occurring on the Board of Directors, shall be filled by the affirmative vote of a majority of the Board of Directors then in offices although less than a quorum, or by a sole remaining director. A director elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of shareholders. A director elected by the shareholders to fill a vacancy shall hold office for the remaining term of the other directors on the Board of Directors. In no case will a decrease in the number of directors shorten the term of any incumbent director.

         SECTION 4.4. The shareholders shall not have the right to remove any one or all of the directors except for cause and by the affirmative vote of the holders of a majority of the outstanding Shares of the Corporation entitled to vote generally in the election of directors ("Voting Stock").

         SECTION 4.5. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock that may be authorized in the future and issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of that class or series ("Preferred Stock Designation"), and such directors so elected shall serve annual terms and shall not be divided into classes except as expressly provided by the Preferred Stock Designation for that class or series.

         SECTION 4.6. In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Corporation Code, these Articles of Incorporation and any Bylaws adopted by the shareholders; provided, however, that no Bylaws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

         SECTION 4.7. No action shall be taken by shareholders of the Corporation except at an annual or special meeting of shareholders of the Corporation or by unanimous written consent, and the right of shareholders to act by less than unanimous written consent in lieu of a meeting is specifically denied. Unless otherwise prescribed by law, special meetings of shareholders, for any purpose or purposes, may be called only by (i) the Chairman of the Board of Directors of the Corporation, (ii) the President of the Corporation, (iii) the Secretary of the Corporation at the request in writing of a majority of the Board of Directors, or (iv) the Secretary of the Corporation at the request in writing of the holders of a majority of the outstanding shares of Voting Stock.

         SECTION 4.8. The Board of Directors may amend the Bylaws of the Corporation upon the affirmative vote of the number of directors required, under the terms of the Bylaws, to take action of the Board of Directors; provided, however, that any amendment, addition or repeal of any provision of the Bylaws regarding indemnification of the directors, officers, employees or agents of the Corporation shall require the affirmative vote of a majority of disinterested directors. Shareholders may amend the Bylaws of the Corporation upon the affirmative vote of the holders of a majority of the outstanding shares of Voting Stock.

                                    ARTICLE V
                           CONSTITUENCY CONSIDERATIONS

         In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating an actual or proposed business combination, a tender or exchange offer, a solicitation of options or offers to purchase or sell Corporation Stock by another person, or a solicitation of proxies to vote Corporation Stock by another person, the Corporation's Board of Directors, in addition to considering the adequacy and form of any consideration to be paid or received in connection with any such transaction, shall consider all of the following factors and any other factors which it deems relevant: (i) the business and financial condition, and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the competence, experience, and integrity of the person and their management proposing or making such actions; (iii) the prospects for a successful conclusion of the business combination; (iv) the Corporation's prospects as an independent entity; and (v) the social and economic effects of the transaction or proposal on the Corporation and any of its subsidiaries, its and their employees, depositors, loan and other customers, creditors and the communities in which the Corporation and its subsidiaries operate or are located. This Article V shall not be deemed to provide any constituency the right to be considered by the Board of Directors in connection with any transaction or matter.

                                   ARTICLE VI
                           REGISTERED OFFICE AND AGENT

         The initial registered office of the Corporation shall be located at 6308 Highway 40 East, St. Marys, Camden County, Georgia 31558, and the registered agent at such address shall be David L. Knox.

                                   ARTICLE VII
                                  INCORPORATOR

         The name and address of the incorporator is as follows:

                               Steven Joel Cartee
                                Alston & Bird LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424


                                  ARTICLE VIII
                                PRINCIPAL OFFICE

         The mailing address of the initial principal office of the Corporation is P.O. Box 5400, 6308 Highway 40 East, St. Marys, Georgia 31558 which is located in Camden County, Georgia.

                                   ARTICLE IX
                        LIMITATION OF DIRECTOR LIABILITY

         SECTION 9.1. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that the liability of a director shall not be eliminated or limited (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the Corporation Code, as amended, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring before the effective date of these Articles of Incorporation.

         SECTION 9.2. Any repeal or modification of the provisions of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

         SECTION 9.3. If the Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Corporation Code, as so amended.

         SECTION 9.4. In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.


                                    ARTICLE X
                                 INDEMNIFICATION

         SECTION 10.1. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a "proceeding"), by reason of the fact:

         (i) that he or she is or was a director or Board-elected officer of the Corporation, or

         (ii) that he or she, being at the time a director or Board-elected officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other entity, including service with respect to an employee benefit plan (collectively, "another entity" or "other entity"), whether either in case (i) or in case (ii) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other entity, or (y) in any other capacity related to the Corporation or such other entity while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Corporation Code, as the same exist or may hereafter be amended (but, in the case of any such amendment, with respect to alleged action or inaction occurring prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss, including without limitation counsel fees and expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. The persons indemnified by this
Article X are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, trustee, officer, employee or agent of such other entity, and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Notwithstanding the foregoing, except as may be provided in the Bylaws or by the Board of Directors, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or portion thereof) initiated by such indemnitee unless such proceeding (or portion thereof) was authorized expressly by action of the Board of Directors. The right to indemnification conferred in this Article X: (i) shall be a contract right; (ii) shall not be affected adversely to any indemnitee by any amendment of these Articles of Incorporation with respect to any alleged action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the expenses including attorneys' fees, actually and reasonably incurred in defending any such proceeding in advance of its final disposition.

         SECTION 10.2. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article X.

         SECTION 10.3. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any other officer, employee or agent of the Corporation (or any person serving at the Corporation's request as a director, trustee, officer, employee or agent of another entity) or to any person who is or was a director, officer, employee or agent of any of the Corporation's affiliates, predecessor or subsidiary corporations or banks or of a constituent corporation or bank absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or bank or of such constituent corporation or bank as a director, officer, employee or agent of another entity, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article X in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors. If so indemnified, such person shall be included in the term "indemnitee" or "indemnitees" as used in this Article X and in the Bylaws of the Corporation.

                                   ARTICLE XI
                                   AMENDMENTS

         The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in accordance with the applicable provisions of the Corporation Code.

                                   ARTICLE XII
                                  SEVERABILITY

         In the event that any of the provisions of these Articles of Incorporation (including any provision within a single Article, Section, Paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

                                  ARTICLE XIII

                                    DURATION

          The Corporation shall have perpetual duration and existence.

         IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation this 18th day of December, 1998.

                                              /s/ Steven Joel Cartee
                                              ----------------------------------
                                              Steven Joel Cartee, Esquire
                                              Incorporator

ALSTON & BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
(404) 881-7396

                         CERTIFICATE OF AN INCORPORATOR
                      PURSUANT TO SECTION 14-2-201.1(A) OF
                      THE GEORGIA BUSINESS CORPORATION CODE


         Pursuant to the provisions of Section 14-2-201.1(a) of the Georgia Business Corporation Code, the undersigned, an Incorporator for Satilla Financial Services, Inc., hereby certifies that the request for publication of a notice of intent to file articles of incorporation and payment therefor have been made as required by Section 14-2-201.1(b).

         The undersigned Incorporator has caused these Articles to be duly executed this 18th day of December, 1998.


                                          By: /s/ Steven Joel Cartee
                                             -----------------------------------
                                                 Steven Joel Cartee, Esquire
                                                 Sole Incorporator